THIRD AMENDMENT

        THIS THIRD AMENDMENT TO AGREEMENT ("Third Amendment") is made as of the ____ day of February, 1994, by and among Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas (each, a "Seller" and together, "Sellers"), and Burnup & Sims Inc., a Delaware corporation with principal offices at One North University Drive, Fort Lauderdale 33324 ("Burnup"). All capitalized terms used but not defined herein have the meanings specified in the Agreement (as defined below).

        WHEREAS, the parties hereto have executed and delivered the Agreement dated as of October 15, 1993, as amended, pursuant to which Burnup has agreed to purchase, and the Sellers have agreed to sell, the Shares in exchange for the Burnup Shares (the "Agreement");

        WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

        NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises herein contained, agree as follows:

        Section 1. Amendment to Clause (a) of Article VI. The first and second sentences of clause (a) of Article VI are hereby amended by deleting the text thereof in its entirety and substituting therefor the following sentences:

             Within six months after the Closing Date, Sellers shall request that Burnup register, and Burnup shall register, 2,000,000 Burnup Shares with the SEC pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). Burnup shall promptly prepare and file with the SEC a registration statement, and shall use its best efforts to cause such registration statement, to be declared effective and thereafter shall maintain such registration statement current until such shares are sold; provided, however, that Burnup may, upon written notice to Sellers delay such registration for a period not to exceed 90 days if:

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        Section 2.  Amendment to Section 7.1(b) of Agreement.  Section 7.1(b) of
   the Agreement is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

             (b) No preliminary or permanent injunction or other order issued by any federal or state court which enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect;

        Section 3. Amendment to Sections 7.1(e), 7.2 and 7.3 of Agreement. Each of Sections 7.2(a), (e) and (f) and 7.3(a),
   (d), (e) and (f) of the Agreement and all references elsewhere in the Agreement to Sections 7.2(a), (e) and (f) and 7.3(a), (d), (e) and (f) are hereby deleted. The parties acknowledge satisfaction of the conditions set forth in Section 7.1(e).

        Section 4. Amendment to Sections 8.1(b)(i) and 8.2(b)(i). (a) Section 8.1(b)(i) of the Agreement is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

             "(i) that the representations and warranties of such Seller contained in this Agreement are true and complete as of the date of this Third Amendment as though made on and as of such date, except for changes contemplated by this Agreement and"

   (b) Section 8.2(b)(i) is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

        "(i) that the representations and warranties of Burnup contained in this Agreement are true and complete as of the date of this Third Amendment as though made on and as of such date"

             Section  5.   Amendment  to Section  10.4.    Section 10.4  of  the
   Agreement and all references elsewhere in the Agreement to Section 10.4 are hereby deleted.

        Section  6.   Amendment to  Sections 1.4  and 9.1(d) and  (e).   Each of
   Sections 1.4 and 9.1(d) and (e) of the Agreement is hereby amended by deleting "February 28, 1994" therefrom and substituting therefor "March 31, 1994."

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             Section  7.  No  Other Amendments.   Except as amended  hereby, the
   Agreement shall remain in full force and effect in accordance with its terms and all references to the Agreement therein or elsewhere shall mean the Agreement as amended by this Third Amendment.

        Section 8.   Effectiveness of Amendment.   This Amendment  shall not  be
   effective until approved by the Board of Directors of Burnup.

        Section 9. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

        Section 10. Governing Law. This Third Amendment shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable principles of conflicts of law. Burnup agrees to the irrevocable designation of the Secretary of State of the State of Florida as its agent upon whom process against it may be served. Each of Sellers agrees to the irrevocable designation of Eliot C. Abbott as his agent upon whom process against him may be served. Each of the parties hereto agrees to personal jurisdiction in any action brought under this Third Amendment in any court, Federal or State, within the State of Florida having subject matter jurisdiction over such action. The parties to this Third Amendment agree that any suit, action, claim, counterclaim or proceeding arising out of or relating to this Third Amendment shall be instituted or brought in the United States District Court for the Southern District of Florida, or, in the absence of jurisdiction, the state court located in Dade County. Each party hereto waives any objection which it may have now or hereafter to the laying of the venue of any such suit, action, claim, counterclaim or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action, claim, counterclaim or proceeding.

        Section 11. Expenses. In the event of litigation between the parties hereto as to any matter arising under this Third Amendment or relating to the subject matter hereof, the prevailing party shall be entitled to recover from the other party or parties all of its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in such litigation (including appellate litigation).

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        IN  WITNESS  WHEREOF,  the  parties  hereto  have  executed  this  Third
   Amendment as of the date first written above.

                                      SELLERS:

                                      _______________________________
                                      Name:  Jorge L. Mas

                                      _______________________________
                                      Name:  Jorge Mas

                                      _______________________________
                                      Name:  Juan Carlos Mas

                                      _______________________________
                                      Name:  Jose Ramon Mas


   Attest:                            BURNUP & SIMS INC.


   By:___________________________     By:__________________________
      Name:  Margaret M. Madden          Name:  Nick A. Caporella
      Title:  Corporate Secretary        Title: President and Chief
                                                Executive Officer
















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